Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of CONSOL Energy Inc. of our report dated March 14, 2010, relating to the combined balance sheets of Dominion Exploration Inc. and subsidiaries, Dominion Reserves Inc. and subsidiaries, and the producing business of Dominion Transmission Inc. as of December 31, 2009 and December 31, 2008 and the related combined statements of income, shareholders’ equity and comprehensive income, and of cash flows for each of the three years in the period ended December 31, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards) which appears in CONSOL Energy Inc.’s Form 8-K dated March 19, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

September 21, 2010